Exhibit 4.3
SECOND SUPPLEMENTAL INDENTURE
          Second Supplemental Indenture (this “Supplemental Indenture”), dated as of December 31, 2010, among The LMC Revocable Trust, B .T., a Nevada business trust (“LMC Trust”) and The WPC Revocable Trust, B.T., a Nevada business trust (“WPC Trust”; together with LMC Trust, each individually, an “Additional Subsidiary Guarantor” and collectively, the “Additional Subsidiary Guarantors”), Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (the “Company”), Aurora Diagnostics Financing, Inc., a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), and U.S. Bank National Association (the “Trustee”).
WITNESSETH:
          WHEREAS, the Issuers and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of December 20, 2010, providing for the issuance of an unlimited aggregate principal amount of 10.750% Senior Notes due 2018 (the “Securities”);
          WHEREAS, the Additional Subsidiary Guarantors are direct or indirect subsidiaries of the Company;
          WHEREAS, Section 4.13 of the Indenture provides that under certain circumstances the Issuers shall cause the Additional Subsidiary Guarantors to execute and deliver to the Trustee a guaranty agreement pursuant to which the Additional Subsidiary Guarantors shall Guarantee payment of the Securities on the same terms and conditions as those set forth in Article 10 of the Indenture; and
          WHEREAS, pursuant to Section 9.0 1(4) of the Indenture, the Trustee and the Issuers are authorized to execute and deliver this Supplemental Indenture.
          NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, each Additional Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:
          (1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
          (2) Agreement to be Bound. Each Additional Subsidiary Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.
          (3) Guarantee. Each Additional Subsidiary Guarantor agrees, on a joint and several basis with all the existing Subsidiary Guarantors, to Guarantee to each Holder of the Securities and the Trustee the Guaranteed Obligations pursuant to Article 10 of the Indenture.

          (4) No Recourse Against Others. No trustee, trustor, director, officer, employee, manager, member or stockholder of either Additional Subsidiary Guarantor shall have any liability for any obligations of the Issuers or the Guarantors (including the Additional Subsidiary Guarantors) under the Securities, any Guarantee Agreement, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Securities waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities and the Guarantees.
          (5) Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
          (6) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
          (7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
          (8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Additional Subsidiary Guarantors.
          (9) Benefits Acknowledged. Each Additional Subsidiary Guarantor’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Additional Subsidiary Guarantors acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.
          (10) Successors. All agreements of the Additional Subsidiary Guarantors in this Supplemental Indenture shall bind their respective successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

The Issuers: AURORA DIAGNOSTICS HOLDINGS, LLC
By:	/s/ Martin J. Stefanelli
Martin J. Stefanelli
Chief Operating Officer

AURORA DIAGNOSTICS FINANCING, INC.
By:	/s/ Martin J. Stefanelli
Martin j. Stefanelli
Chief Operating Officer

The Additional Subsidlary Guarantors: THE LMC REVOCABLE TRUST, B.T.
By:	/s/ James C. New
James C. New
Trustee

By:	/s/ Martin J. Stefanelli
Martin J. Stefanelli
Trustee

THE LMC REVOCABLE TRUST, B.T.

By:	/s/ James C. New
James C. New
Trustee

By:	/s/ Martin J. Stefanelli
Martin J. Stefanelli
Trustee
[Signature page of Second Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By	/s/ Laurie A. Howard
	Name:	Laurie A. Howard
	Title:	Vice President

[Signature page of Second Supplemental Indenture]